UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) January 22, 2010

PROSPERO GROUP
(Exact name of registrant as specified in its chapter)

Nevada	000-50429	33-1059313
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Madeira Street, Nassau, Bahamas	10022-2511
( Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (239)-243-0782

(Former name or former address, if changed since last report)

8.01 Other Events

An agreement has been signed on December 20, 2009 between Oasis Group of Companies Ltd. and Roro International, a substantial shareholder of Prospero Group, whereas both parties have agreed for Oasis Group of Companies Ltd. to arrange a credit line using Ten Million shares (10,000,000) of stock owned by Roro International as collateral for an initial loan amount of up to $2 million USD premised on the share value being Five Dollars USD ($5.00 USD) per share and/or shall be pro-rated to the share value on the day of transfer.

Oasis Group of Companies Ltd. has agreed to provide an initial amount of Eight Hundred Thousand Dollars ($800,000) to Roro International of the proceeds of the initial loan amount with the balance of the credit line remaining under Oasis Group of Companies Ltd. management, for the period of not less than one year with the option to extend as aforesaid, again, figures to be pro-rated on the actual share value on the day of transfer, which can and shall be increased and or adjusted, in accordance to the actual market value verified on a monthly basis.

Roro International is to provide a minimum of 10 Million shares of the said shares with the option to increase the share amount, and has agreed to assign and transfer all shares by DTC to the brokerage account of Oasis Group of Companies Ltd. to First Mountain Bancorp of Park City, Utah.

Whereas in consideration for the placement of the assets, Oasis Group of Companies Ltd. has agreed to provide a Guarantee issued by First Mountain Bancorp, for the full value of the shares for the duration of this agreement, and to pay the amount of Eight Hundred Thousand Dollars ($800,000) and the safe unencumbered return of all shares at the end of the Term, back to Roro’s nominated coordinates, free of any liens or encumbrances whatsoever.

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Oasis Group of Companies Ltd. further commits, once all expenses outlined in the agreement have been met and fully covered (anticipated to be on or before January 29, 2010) Oasis Group of Companies Ltd. shall pay and transfer, starting March 1, 2010 to Roro’s nominated banking coordinates the sum of not less than Two Hundred Thousand US Dollars ($200,000.00 USD) on a monthly basis for a period of 8 months ending October 1, 2010 following which this agreement shall be completed and terminated in full unless extended by mutual consent.

While in consideration of all shares transferred to Oasis Group of Companies Ltd., all voting rights represented shall be provided to and shall remain with Roro International for the duration of this agreement.

These anticipated funds will be earmarked for Prospero Group in the establishment of its ongoing projects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Prospero Group has caused this report to be signed on its behalf by the undersigned duly authorized person.

PROSPERO GROUP

By: /s/ Hubert L. Pinder
Chief Financial Officer

Dated: January 22, 2010

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